Exhibit 4.4

Execution Version

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of April 15, 2019 (this “Supplemental Indenture”) is among Transocean Pontus Limited (the “Company”), each of the other existing Note Parties (as defined in the Indenture referred to below) and Wells Fargo Bank, National Association, as Trustee and as Collateral Agent.

RECITALS

WHEREAS, the Company, the other Note Parties, the Trustee and the Collateral Agent entered into an Indenture, dated as of July 20, 2018 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 6.125% Senior Secured Notes due 2025 (the “Securities”);

WHEREAS, the Collateral Rig Operator intends to transfer, assign, novate or otherwise transfer the Drilling Contract to the Collateral Rig Owner, such that the Collateral Rig Owner is both the owner and operator of the Collateral Rig (the “Simplification Transaction”);

WHEREAS, Sections 10.01(a) and 10.01(b) of the Indenture provide that the Company, the other Note Parties, the Trustee and the Collateral Agent may amend or supplement the Indenture without the consent of the Holders of the Securities in order to (i) cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein or (ii) provide for the assumption of the Company’s, a Collateral Grantor’s or a Guarantor’s obligations in the case of a merger, amalgamation or consolidation or sale, lease, conveyance, transfer or other disposition of all or substantially all of the Company’s, such Collateral Grantor’s or such Guarantor’s assets in accordance with Sections 4.13 or 5.01 of the Indenture, as applicable;

WHEREAS, to provide for the Collateral Rig Owner’s assumption of the Collateral Rig Operator’s obligations and to cure ambiguities, in each case in connection with the Simplification Transaction, the Company desires to amend certain definitions in Section 1.01 of the Indenture, modify Sections 4.05(c), 4.11(b), 4.11(c) and 4.22(b) of the Indenture, and modify the representation in Section B(vi) of Annex I of the Indenture; and

WHEREAS, this Supplemental Indenture has not resulted in a material modification of the Securities for Foreign Account Tax Compliance ACT (“FATCA”) purposes;

NOW, THEREFORE, in consideration of the above premises, the Company, the other Note Parties, the Trustee and the Collateral Agent covenant and agree for the equal and proportionate benefit of the respective Holders of the Securities as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the other Note Parties, the Trustee and Collateral Agent.

Section 4. Amendments to Indenture. As of the date hereof, the Indenture is hereby amended or modified as follows:

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(a) Section 1.01 (Definitions) is amended by amending and restating the following defined terms in their entirety to read as follows:

““Collateral Rig Net Income” means, for any period (subject to the last sentence of this definition), the combined revenue of the Collateral Rig Owner and the Collateral Rig Operator attributable to the Collateral Rig (including, for the avoidance of doubt, such revenue related to the Drilling Contract) for such period minus operating expenses attributable to the Collateral Rig for such period (including allocated overhead expenses).  Collateral Rig Net Income shall be annualized for the first four full fiscal quarters of the Collateral Rig’s operation.    For the avoidance of doubt, references in this definition to the Collateral Rig Owner and the Collateral Rig Operator shall include their respective predecessors that are Subsidiaries of Holdings that owned and/or operated the Collateral Rig.

“Collateral Rig Operator” means, initially, Pontus Opco, and thereafter any other Wholly-Owned Subsidiary of Holdings that becomes the operator of the Collateral Rig in accordance with Section 4.29 and to whom Earnings are paid.  For the avoidance of doubt, at any time (a) the Collateral Rig Operator may also be the Collateral Rig Owner, provided that the applicable Collateral and Guarantee Requirements are satisfied and (b) there may be more than one Collateral Rig Operator, provided that the applicable Collateral and Guarantee Requirements are satisfied with respect to each such Collateral Rig Operator, and at any time there is more than one Collateral Rig Operator, any reference herein to the Collateral Rig Operator shall be a reference to each Collateral Rig Operator.

“Collateral Rig Owner” means, initially, Pontus Owner and thereafter any other wholly-owned Subsidiary of Holdings that acquires ownership of the Collateral Rig in accordance with Section 4.29.  For the avoidance of doubt, the Collateral Rig Owner may also be the Collateral Rig Operator, provided that the applicable Collateral and Guarantee Requirements are satisfied.”

(b) Paragraph (c) of Section 4.05 (Limitation on Indebtedness) is amended and restated in its entirety as follows:

“Holdings shall not permit the Collateral Rig Operator to incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness under the Note Documents, (ii) Indebtedness (other than for borrowed money) incurred in the ordinary course of business in connection with the ownership and/or operation of the Collateral Rig and (iii) intercompany Indebtedness permitted by Section 4.06(a)(3) solely for the purpose of funding working capital and other operational matters.”

(c) Paragraph (b) of Section 4.11 (Conduct of Business) is amended and restated in its entirety as follows:

“The Collateral Rig Owner shall not conduct, transact or otherwise engage in any material business or operations other than (i) actions reasonably related to ownership and/or operation of the Collateral Rig; (ii) actions reasonably related to obligations under the Drilling Contract or the Bareboat Charter; (iii) actions reasonably related to the maintenance of the Bareboat Accounts and the pledge of the Bareboat Accounts to the Collateral Agent; (iv) actions reasonably related to transfers of the Collateral Rig in accordance with Section 4.29 and so long as the Collateral and Guaranty Requirements

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are satisfied, immediately after giving effect to such transfer; (v) making loans to Affiliates; (vi) receipt from the Company of guarantee fees as Holdings or its Subsidiaries in their reasonable discretion determines are required to be paid for tax purposes; and (vii) contributing funds to the Company.”

(d) Paragraph (c) of Section 4.11 (Conduct of Business) is amended and restated in its entirety as follows:

“Holdings shall not permit the Collateral Rig Operator to conduct, transact or otherwise engage in any material business or operations other than (i) actions reasonably related to ownership and/or operation of the Collateral Rig; (ii) actions reasonably related to obligations under the Drilling Contract or the Bareboat Charter; (iii) actions reasonably related to the maintenance of the Earnings Accounts and the pledge of Earnings Accounts to the Collateral Agent; (iv) making loans to and borrowing loans from Affiliates in accordance with Section 4.05(c); (v) actions reasonably related to transfers of the Bareboat Charter and the Drilling Contract in accordance with Section 4.29 and so long as the Collateral and Guaranty Requirements are satisfied, immediately after giving effect to such transfer; and (vi) receipt from the Company of guarantee fees as Holdings or its Subsidiaries in their reasonable discretion determines are required to be paid for tax purposes.”

(e) Paragraph (b) of Section 4.22 (Maintenance of Accounts) is amended and restated in its entirety as follows:

“Unless the Collateral Rig Owner is the sole Collateral Rig Operator such that there is no Bareboat Account, the Collateral Rig Owner shall at all times maintain the Bareboat Account, and the Bareboat Account shall at all times be in the name of Collateral Rig Owner and be subject to a springing account control agreement in form and substance reasonably satisfactory to the Collateral Agent.”

(f) Paragraph (B)(vi) of Annex I (Representations and Warranties) is amended and restated in its entirety as follows:

“Such Subsidiary (i) is not party to any material agreements other than the Note Documents, the Bareboat Charter, the Drilling Contract and the Master Services Agreement, and (ii) does not have any Indebtedness other than Indebtedness described in Sections 4.05(b)(i), 4.05(b)(ii) and 4.05(c);”

Section 5. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Securities are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6. The Trustee and Collateral Agent. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Collateral Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and Collateral Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Collateral Agent with respect hereto. Neither Trustee or Collateral Agent makes a representation as to the validity or sufficiency of this Supplemental Indenture.

Section 7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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Section 8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following pages]

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Transocean Pontus Limited, as Company

By:	/s/ C. Stephen McFadin
Name:C. Stephen McFadin
Title:President

TRANSOCEAN INC., as Guarantor

By:	/s/ C. Stephen McFadin
Name:C. Stephen McFadin
Title:President

TRANSOCEAN LTD., as Guarantor

By:	/s/ Stephen Hayes
Name:Stephen Hayes
Title:Senior Vice President, Tax and Asset Management

TRITON GEMINI GMBH, as Guarantor

By:	/s/ William Flance
Name:William Flance
Title:Chairman of the Managing Directors

[Signature Page to First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION,  as Trustee and Collateral Agent

By:	/s/ Stefan Victory
Name:Stefan Victory
Title:Vice President

[Signature Page to First Supplemental Indenture]